UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

GLENBOROUGH REALTY TRUST INCORPORATED

(Exact name of Registrant as Specified in Charter)

Maryland	001-14162	94-3211970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Ste. 1100, San Mateo, California 94402

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 343-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See disclosure of the compensation arrangement with Mr. Locker in connection with his appointment as a director contained in Item 5.02 below, which is incorporated herein by reference. A summary of director compensation is attached hereto as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Glenborough Realty Trust Incorporated (the “Company”) announced the appointment of Keith Locker to its Board of Directors effective May 4, 2005, increasing the Board to seven members. Mr. Locker, age 44, is President of Inlet Capital, a real estate investment and asset management firm focused on the commercial real estate industry. In addition, Mr. Locker is President of Global Capital Resources, LLC and President of GCR Advisors Inc. In connection with Mr. Locker’s appointment to the Board, he will be paid the pro-rated portion of an annual retainer of $20,000, plus $1,000 for each board meeting attended and $1,000 for each committee meeting attended. In addition, the Board may grant Mr. Locker restricted stock, stock options or other equity compensation at a later date. His travel expenses incurred in connection with activities on the Company’s behalf will be reimbursed by the Company. For more information about Mr. Locker, please refer to the press release attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
Exhibit 10.1	Summary of Director Compensation
Exhibit 99.1	Press Release issued by Glenborough Realty Trust Incorporated, dated May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLENBOROUGH REALTY TRUST INCORPORATED

Date: May 10, 2005	By	/s/ Stephen R. Saul
Stephen R. Saul Executive Vice President, Chief Financial Officer and Secretary